EXHIBIT 99.1

Ciprico Reports Third Quarter Results

Minneapolis, MN — August 11, 2006 - Ciprico Inc. (NASDAQ: CPCI) today announced results for the third quarter of fiscal 2006 ended June 30, 2006.  Sales for the quarter of $2.7 million were $200,000 less than sales in the previous quarter and $400,000 less than the third quarter of the prior fiscal year.  However, gross profit as a percentage of sales improved over both the previous quarter and the prior year third quarter to 39% compared to 37% for the prior quarter.  Total operating expenses for the quarter were $2.3 million, slightly higher than either the previous quarter or the prior-year third quarter.  Net loss for the quarter was ($1.04 million) which is approximately $100,000 more than the net loss of the previous quarter and $200,000 more than the net loss of ($841,000) for the same prior-year period.

For the nine months ended June 30, 2006, sales of $9.1 million were consistent with the same prior-year period.  Gross profit of $3.5 million represented 38% as a percentage of revenue, vs. 36% in the prior-year period.  Operating expenses of $6.7 million were an increase of 18% over the $5.7 million for same prior-year period.  The prior-year nine-month period did not include four months of expenses for the MediaVault™ product line, as it was not purchased until January 31, 2005. In addition, the prior fiscal year included a positive restructuring adjustment of $466,000 to reduce a portion of the lease abandonment charges previously recorded in fiscal 2004 as a result of an agreement to sub-lease a portion of its headquarters facility.  Net loss for the nine months ended June 30, 2006 was ($2.7 million), compared to a net loss of ($2.5 million) for the same period in the prior year, excluding the sublease restructuring adjustment noted above.   As noted, the prior year net loss includes only 5 months of MediaVault™ product line expenses in the nine-month period.  Including all restructuring items the prior year net loss was ($2.0 million).

Ciprico Chairman and Chief Executive Officer James Hansen said,  “ The third quarter was a weak sales quarter for our marketplace in general, as evidenced by announcements by others in the industry, and, in specific, equally slow for our company.  This overall softness affected our MediaVault™ line as sales growth only increased 6% from the previous year’s third quarter, a significant decline in growth rate from the last four quarters but one we believe will be reversed as the new products announced in April begin shipping for revenue in the fourth quarter.  Within the MediaVault™ line, there was consistent growth in the newer 4-Gig products while sales of the more mature products have fallen off somewhat.  Non-MediaVault™ sales were consistent with the previous quarter but off 32% or $1 million compared to the third quarter a year ago.  The mix of new products continues to provide us with revenue growth and improving margins while the legacy product sales continue to decline.  For the nine month period, we have continued to make a significant investment, totaling almost 20% of our research budget, in our MediaVault™ services platform designed to provide a digital archive service for the Digital Cinema Industry.  The service was announced at the industry trade show in April and first revenues are expected before the end of the calendar year.  This was a large part of the increase in our overall expenses but one that we believe addresses a significant and growing untapped market.”

Mr. Hansen added, “Recognizing the softness in the growth of our product markets we also continued to invest in our FlexSTORE™ storage services platform and as such in June we entered into an asset purchase and strategic alliance for the RAIDCore™ business of Broadcom Corporation.  This partnership builds on our strategy to offer storage in a new paradigm where OEMs and system builders can obtain complete and feature-rich storage platform software that ties directly to silicon.  The close interoperability between the software and the silicon provides significant cost savings and the ability for system builders to focus on providing higher value storage solutions.  It also broadens the available marketplace for FlexSTORE™ services beyond Ciprico’s military and media markets.”

Mr. Hansen continued “In the fourth quarter, we will recognize our initial revenues from the Broadcom relationship and expect to see that revenue continue to ramp in the first quarter as we have three active Taiwanese based customers, a significant backlog coming into the quarter and are engaged in discussions to expand those wins into additional programs and additional chip manufacturers.”

Mr. Hansen concluded, “While we are disappointed in the 75% drop in sales for all legacy products year to date and the slowed growth of our new product lines in the quarter, we remain optimistic that the significant investments we are making in our two service platforms will begin to generate revenues in the next two quarters and will build sustainable long term growth.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to stockholders and other news releases.  Such forward-looking statements, which reflect our current view of expected improvements for fiscal 2006 and beyond, sustainable growth and profitability, product development efforts and impact, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include, but are not limited to: (i) competitive factors, including pricing pressures; (ii) variability in quarterly sales; (iii) economic trends generally and in various markets; (iv) general economic conditions; (v) market acceptance and unanticipated risks associated with introducing new products and features; (vi) successful integration of new businesses; (vii) sales and distribution issues, (viii) dependence on suppliers, (ix) limited backlog and (x) other events and important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). Investors should take such risks into account when making investment decisions. Future SEC filings, future press releases and oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date on which they were made, and except as required by law, we assume no obligation to update any forward-looking statements. Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen CEO (763) 551-4000	Monte S. Johnson SVP & CFO (763) 551-4000

CIPRICO INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005

NET SALES	$2,705	$3,107	$9,128	$9,133
Cost of sales	1,654	1,937	5,647	5,878

GROSS PROFIT	1,051	1,170	3,481	3,255

OPERATING EXPENSES:
Research and development	927	946	2,803	2,604
Sales and marketing	773	736	2,315	1,981
General and administrative	564	466	1,552	1,249
Restructuring (1)	—	—	—	(181)
Total operating expenses	2,264	2,148	6,670	5,653

LOSS FROM OPERATIONS	(1,213)	(978)	(3,189)	(2,398)
Other income, primarily interest	169	137	502	398

LOSS BEFORE INCOME TAXES	(1,044)	(841)	(2,687)	(2,000)
Income taxes	—	—	—	—

NET LOSS	$(1,044)	$(841)	$(2,687)	$(2,000)

Shares used to calculate net loss per share:
Basic and diluted	4,969	4,770	4,885	4,755

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.21)	$(0.18)	$(0.55)	$(0.42)

(1)             Restructuring amount for the nine months ended June 30, 2005 includes an amount of $466,000 that represents an adjustment to previously recorded lease abandonment charges associated with a sublease agreement executed during the period partially offset by additional restructuring charges of $285,000 related to workforce reductions.